Exhibit 3.175

CHARTER
OF
UNIPHY HEALTHCARE OF MEMPHIS II, INC.

The undersigned person, having capacity to contract and acting as the incorporator of a corporation under Section 48-12-101 of the Tennessee Business Corporation Act, adopts the following charter for such corporation:

1.         The name of the corporation is UniPhy Healthcare of Memphis II, Inc. (the “Corporation”).

2.         The address of the registered office of the Corporation in Tennessee is 3401 West End Avenue, Suite 520, Nashville, Davidson County, Tennessee 37203. The Corporation’s registered agent at the registered office is Richard E. Francis.

3.         The name and address of the incorporator of the Corporation is:

Name	Address

J. Reginald Hill	511 Union Street, Suite 2100
Nashville, Tennessee 37219

4.         The address of the principal office of the Corporation is 3401 West End Avenue, Suite 520, Nashville, Tennessee 37203.

5.         The Corporation is for profit.

6.         The maximum number of shares of capital stock that the Corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, no par value.

7.         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) under Section 48-18-304 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.         The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (a) in any proceeding by the Corporation against such indemnitee, (b) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 48-18-502 of the Tennessee Business Corporation Act, or

(c) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (x) for any breach of the duty of loyalty to the Corporation or its shareholders, (y) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (z) under Section 48-18-304 of the Tennessee Business Corporation Act.

/s/ J. Reginald Hill
J. Reginald Hill
Incorporator

Dated: August 26, 1996